Exhibit 99.1

CONSENT

OF

CREDIT SUISSE SECURITIES (USA) LLC

We hereby consent to (1) the inclusion of our opinion letter, dated December 26, 2011, to the Special Committee of the Board of Directors of China Real Estate Information Corporation (“CRIC”) as Annex B to the proxy statement/prospectus which forms a part of Amendment No. 3 to the Registration Statement on Form F-4 (the “Registration Statement”) of E-House (China) Holdings Limited (“E-House”)  relating to the proposed merger involving CRIC and E-House and (2) the description of the opinion letter and the references to our name in the Registration Statement under the captions entitled “Summary—Opinion of Credit Suisse”, “Special Factors—Background of the Merger”, “Special Factors—Reasons for the Merger and Recommendation of the CRIC Board and the Special Committee” and “Special Factors—Opinion of Credit Suisse”, (3) the filing of this consent as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ethan Zweig
	Name:	Ethan Zweig
	Title:	Managing Director

March 16, 2012